Exhibit 99.2

Four Oaks Fincorp, Inc.
6114 US 301 South
Four Oaks, NC 27524
(919)963-2177 Telephone
(919)963-2768 Fax
Press Release
For more information contact:
David H. Rupp, President and Chief Executive Officer, or
Deanna W. Hart, Executive Vice President and Chief Financial Officer
(919) 963-2177

FOR IMMEDIATE RELEASE:                             July 27, 2017

FOUR OAKS FINCORP, INC. DECLARES 2017 THIRD QUARTER DIVIDEND

FOUR OAKS, NC (July 27, 2017) - Four Oaks Fincorp, Inc. (OTCQX: FOFN) (the “Company”), the holding company for Four Oaks Bank & Trust Company, today announced that the Board of Directors of the Company declared a cash dividend of $0.02 per share payable on or after August 24, 2017, to shareholders of record on August 10, 2017.

President and Chief Executive Officer David H. Rupp stated, “With another solid quarter of earnings and business performance, we are pleased to declare a third quarter dividend and increase this payment to two cents per share from one cents per share. We thank our shareholders for their continued support and are grateful for their loyalty over the years.”

With $739.8 million in total assets as of June 30, 2017, the Company, through its wholly-owned subsidiary, Four Oaks Bank & Trust Company, offers a broad range of financial services through its fourteen offices in Four Oaks, Clayton, Smithfield, Garner, Benson, Fuquay-Varina, Wallace, Holly Springs, Zebulon, Dunn, Raleigh (LPO) and Apex (LPO), North Carolina. Four Oaks Fincorp, Inc. trades through its market makers under the symbol of FOFN.